UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2023
VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6348 Walker Lane
Alexandria,	Virginia	22310
(Address of Principal Executive Offices)		(Zip Code)

(703) 960-4600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

VSE CORPORATION

Item 1.01 Entry into a Material Definitive Agreement.

Sale of FDS Business

On May 1, 2023, VSE Corporation (the “Company”) announced a definitive agreement to sell its Federal and Defense business to Bernhard Capital Partners (“Purchaser”). Under the terms of the membership interest purchase agreement, dated as of May 1, 2023 (the “Purchase Agreement”), between the Company, one of its wholly-owned subsidiaries, and ASG Operations, LLC, an affiliate of the Purchaser, the FDS Business is anticipated to be sold for a total cash consideration of up to $100 million (the “FDS Transaction”). This consideration assumes a $50 million cash payment at the closing of the FDS Transaction and an earn-out payment of up to $50 million, subject to the achievement of certain milestones. The FDS Transaction is expected to close in late 2023 or early 2024 and is subject to customary closing conditions and approvals. The Company currently intends to use the net proceeds from the FDS Transaction to reduce existing borrowings and execute strategic acquisitions.

The foregoing summary of the Purchase Agreement is subject to, and qualified in its entirety by, the text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Desser Aerospace Acquisition

On May 4, 2023, the Company announced that it had entered into a definitive agreement to acquire Desser-Graham Partnership, L.P. (“Desser Aerospace”). Under the terms of the Agreement and Plan of Merger, dated as of May 3, 2023 (the “Merger Agreement”), by and among VSE Aviation, Inc., a wholly-owned subsidiary of the Company (“VSE Aviation”), one of VSE Aviation’s wholly-owned subsidiaries (“Merger Sub”), Desser Aerospace, and Desser Holdings Partnership GP, LLC (“Representative”), Merger Sub will merge with and into Desser Aerospace resulting in Desser Aerospace being a wholly-owned subsidiary of VSE Aviation (the “Merger Transaction”). VSE Aviation will pay total cash consideration in connection with the Merger Transaction of approximately $124 million, subject to certain customary adjustments. The Merger Transaction is expected to close within 90 days, subject to customary closing conditions and approvals, including certain regulatory approvals in the United Kingdom.

Concurrent with the closing of the Merger Transaction, the Company anticipates, in a separate transaction, the sale of Desser Aerospace’s propriety solutions businesses to Loar Group Inc. (“Loar”) for cash consideration of approximately $30 million (the “Loar Sale”).

After the execution and closing of the Loar Sale and the concurrent closing of the Merger Transaction, the Company’s net total cash consideration exchanged will be approximately $94 million.

The foregoing description of the Merger Agreement is subject to, and qualified in its entirety by, the text of the Merger Agreement, a copy of which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
2.1*†	Membership Interest Purchase Agreement, dated as of May 1, 2023, by and among VSE Corporation, a wholly-owned subsidiary of VSE Corporation, and ASG Operations, LLC.

2.2*†
Agreement and Plan of Merger by and among VSE Aviation, Inc., Diamond Merger Sub 1, LLC, Desser-Graham Partnership, L.P. and Desser Holdings Partnership GP, LLC, as the Representative, dated as of May 3, 2023.

104	Cover Page Interactive Data File

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

†Certain information has been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted information to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	May 5, 2023	By:	/s/ Farinaz S. Tehrani
Farinaz S. Tehrani
Chief Legal Officer and Corporate Secretary